Exhibit 99.1

Heat Biologics Announces Planned Acquisition of Elusys Therapeutics

Elusys' ANTHIM® is approved for the treatment of inhalation anthrax in the U.S., Canada, Europe and the United Kingdom

Durham, NC – December 21, 2021 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today announced it has executed a definitive merger agreement to acquire Elusys Therapeutics, a commercial-stage biodefense company and the manufacturer of ANTHIM® (obiltoxaximab) Injection, pursuant to which Elusys will merge into a wholly owned subsidiary of Heat. The acquisition is expected to close during the first quarter of 2022 and is subject to customary closing conditions. ANTHIM is approved for use in the U.S. and Canada, and in Europe and the United Kingdom under the brand name Obiltoxaximab SFL.

The strategic acquisition of Elusys is intended to enhance Heat’s immunotherapy portfolio and further position Heat to take a lead role in the biodefense space. The addition of ANTHIM, together with Heat’s previously announced RapidVax® platform designed to target emerging biological threats, would significantly expand the company’s infectious disease product portfolio. To date, Elusys has been awarded over $350 million in research and development contracts and procurement orders from the Biomedical Advanced Research and Development Authority (BARDA) within the Office of the Assistant Secretary for Preparedness and Response (ASPR), the National Institute of Allergy and Infectious Disease (NIAID), and the Department of Defense (DOD).

Through ongoing, multi-year partnerships with the U.S. government, Elusys has been supplying ANTHIM to the U.S. Strategic National Stockpile (SNS)—the government’s repository of critical medical supplies for biowarfare preparedness. Following the closing of this acquisition, Elusys will continue to operate as a wholly owned subsidiary of Heat. Under the terms of the merger agreement with Elusys, Heat will acquire all outstanding shares of Elusys. No stock or warrants will be issued in connection with the acquisition, and Elusys has no outstanding debt.

Jeff Wolf, Chief Executive Officer of Heat, commented, “We are excited to announce the signing of a definitive merger agreement for this transformative planned acquisition of Elusys. This is an important step in realizing our vision to develop and commercialize new biopharmaceuticals and vaccines for the global biodefense market. Anthrax represents one of the most significant biological warfare threats facing our country and Elusys has established a successful track record in collaborating with U.S. government agencies including BARDA, NIH, SNS and DOD. Following this acquisition, we look forward to further strengthening the ongoing collaboration with the U.S. government. Our goal is to expand global sales and leverage our capabilities to supply ANTHIM worldwide.”

“Additionally, we recently unveiled our RapidVax® program, a new cellular vaccine platform targeting known and unknown biological threats. This platform is designed for rapid “plug and play” to deliver new vaccines and to enable the stockpiling of medical countermeasures against emerging infectious agents and biological threats. We plan to leverage our proprietary discovery platform, clinical, regulatory, and manufacturing capabilities to accelerate the development and commercialization of new programs for global biodefense. This transaction will significantly expand our product portfolio and complements our ongoing efforts in the space,” concluded Mr. Wolf.

Elizabeth Posillico, CEO of Elusys, stated, “This transaction begins an exciting new chapter for Elusys, and I am grateful to our team for their important contributions to the successful development and commercialization of ANTHIM. Heat brings significant core expertise and resources to accelerate the production and distribution of ANTHIM. I am very pleased that following the closing of the merger certain key members of the Elusys team will continue to manage and support the ANTHIM program. I believe Heat’s Biothreat Advisory Board, which includes leading global experts on biodefense, will facilitate the expansion of the product’s potential worldwide.”

David Lasseter, former Deputy Assistant Secretary of Defense for Countering Weapons of Mass Destruction and a member of Heat’s Biothreat Advisory Board, further noted, “Anthrax is the deadliest bioterrorism threat to ever hit American soil, and that threat continues to this day from foreign state actors and others. It has been used as a weapon around the world with significant potential for mass casualties. Inhalation anthrax is the most serious form and can kill quickly if not treated immediately. ANTHIM is a key medical countermeasure for treatment of inhalation Anthrax and is currently stockpiled at strategic locations throughout the US as part of SNS. I and my fellow Biothreat Advisory Board members look forward to working with Elusys to expand the supply of ANTHIM globally to meet this deadly threat.”

A special committee of Heat’s Board of Directors negotiated and approved the transaction and Cassel Salpeter & Co. provided a fairness opinion in connection with the transaction. Additional details on the transaction are outlined in Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission and will be available on the Company’s website.

Elusys was advised by RBC Capital Markets, LLC.

About ANTHIM

Anthrax is a life-threatening infectious disease caused by Bacillus anthracis. Cases of inhalational anthrax in humans can occur through intentional spread of B. anthracis spores as a biowarfare or bioterrorism agent. B. anthracis spores introduced through the lungs lead to inhalational anthrax, which is deadly in humans.

ANTHIM is a monoclonal antibody that binds to the protective antigen (PA) component of anthrax toxin. ANTHIM’s toxin neutralizing activity prevents entry of anthrax toxin into susceptible cells, avoiding further spread of the toxin throughout the body and the ensuing tissue damage that leads to death. ANTHIM is supplied as single-dose vials for IV infusion.

Indications and Usage

ANTHIM is indicated in adult and pediatric patients for the treatment of inhalational anthrax due to Bacillus anthracis in combination with appropriate antibacterial drugs, and for prophylaxis of inhalational anthrax when alternative therapies are not available or are not appropriate. ANTHIM should only be used for prophylaxis when its benefit for prevention of inhalational anthrax outweighs the risk of hypersensitivity and anaphylaxis. The effectiveness of ANTHIM is based solely on efficacy studies in animal models of inhalational anthrax. There have been no studies of the safety or pharmacokinetics (PK) of ANTHIM in the pediatric population. Dosing in pediatric patients was derived using a population PK approach. ANTHIM does not have direct antibacterial activity. ANTHIM should be used in combination with appropriate antibacterial drugs. ANTHIM is not expected to cross the blood-brain barrier and does not prevent or treat meningitis.

IMPORTANT SAFETY INFORMATION Including BOXED WARNING

WARNING: HYPERSENSITIVITY and ANAPHYLAXIS
Hypersensitivity reactions, including anaphylaxis, have been reported during ANTHIM infusion. ANTHIM should be administered in monitored settings by personnel trained and equipped to manage anaphylaxis. Stop ANTHIM infusion immediately and treat appropriately if hypersensitivity or anaphylaxis occurs.

WARNINGS AND PRECAUTIONS

Hypersensitivity and anaphylaxis have been reported during the IV infusion of ANTHIM. Due to the risk of hypersensitivity and anaphylaxis, ANTHIM should be administered in monitored settings by personnel trained and equipped to manage anaphylaxis. Monitor individuals who receive ANTHIM closely for signs and symptoms of hypersensitivity reactions throughout the infusion and for a period of time after administration. Stop ANTHIM infusion immediately and treat appropriately if hypersensitivity or anaphylaxis occurs. Pre-medication with diphenhydramine is recommended prior to administration of ANTHIM. Diphenhydramine pre-medication does not prevent anaphylaxis, and may mask or delay onset of symptoms of hypersensitivity.

ADVERSE REACTIONS

The safety of ANTHIM has been studied only in healthy volunteers. It has not been studied in patients with inhalational anthrax. The most frequently reported adverse reactions were headache, pruritus, infections of the upper respiratory tract, cough, vessel puncture site bruise, infusion site swelling, urticaria, nasal congestion, infusion site pain, and pain in extremity.

USE IN SPECIFIC POPULATIONS

Pediatric Use: There have been no studies of the safety or PK of ANTHIM in the pediatric population.
To see the complete prescribing information for ANTHIM, click here.

About Elusys Therapeutics

Elusys, based in Parsippany, NJ, is focused on the development of antibody therapeutics for the treatment of infectious disease. ANTHIM®(obiltoxaximab) Injection, the company’s monoclonal antibody (mAb) anthrax antitoxin, received market clearance by the U.S. Food and Drug Administration (FDA) in March 2016. In July 2020, Health Canada approved ANTHIM’s New Drug Submission (NDS) for the treatment of inhalation anthrax. ANTHIM has also received marketing approved in the E.U. and the U.K., under the trade name of Obiltoxaximab SFL. For more information, please visit www.elusys.com.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies and vaccines to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in a Phase 2 trial, various infectious disease/biological threat programs in preclinical development and a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

For more information, please visit: www.heatbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the proposed acquisition of Elusys by Heat, closing the transaction during the first quarter of 2022, further strengthening the ongoing collaboration with the U.S. government following the closing of the merger, expanding global sales and leveraging Heat’s capabilities to supply ANTHIM worldwide, and plans to leverage Heat’s RapidVax® proprietary discovery platform and clinical, regulatory, and manufacturing capabilities to accelerate the development and commercialization of new programs for global biodefense. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the risk associated with Heat and Elusys’s ability to satisfy the conditions to consummate the proposed merger, the timing of the closing of the proposed merger, the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement between Elusys and Heat, unanticipated difficulties or expenditures relating to the proposed Merger, the response of customers and competitors to the announcement of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger, whether the combined business of Heat and Elusys will be successful, Heat’s and Elusys’ ability to maintain license agreements, the continued maintenance and growth of Heat’s and Elusys’ patent estate, Heat’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits continuing enrollment as expected, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Heat’s, developments by competitors that render such products obsolete or non-competitive, and other factors described in Heat’s annual report on Form 10-K for the year ended December 31, 2020, subsequent quarterly reports on Form 10-Qs and any other filings Heat makes with the SEC. Heat can give no assurance that the conditions to the Merger will be satisfied. The information in this presentation is provided only as of the date presented, and Heat undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com